Exhibit 10.1

Employment Agreement
This Employment Agreement (this “Agreement”), is entered into as of October 10, 2017 (the “Effective Date”) by and between DENTSPLY SIRONA Inc., a Delaware corporation (the “Company”), and Nicholas W. Alexos (“Executive”) (collectively referred to herein as the “Parties”).
RECITALS
A.	It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date and thereafter by entering into this Agreement.
B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
1.          Employment.
(a)          General.  The Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.
(b)          Employment Term.  The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date through and including October 9, 2018, and shall automatically renew for twelve (12) month periods unless no later than ninety (90) days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.  Notwithstanding the foregoing, in the event that any Notice of Non-Renewal given by the Company indicates that the Company is willing to continue Executive’s employment under the terms of a new agreement, then Executive and the Company shall negotiate in good faith regarding the terms of such new agreement.  If Executive and the Company have not agreed on the terms of a new agreement within 150 days following the date of such Notice of Non-Renewal (the “Negotiation Term”), then Executive’s employment shall terminate upon expiration of the Negotiation Term, unless otherwise agreed by the Company and Executive.
(c)          Position and Duties.  Executive shall serve as the Executive Vice President and Chief Administrative Officer with such responsibilities, duties and for activities assigned by the Interim Chief Executive Officer or, on and following the date a permanent Chief Executive Officer assumes office, the Chief Executive Officer, or his/her designee, depending on the needs and demands of the business and the availability of other personnel, provided that such services shall generally be similar in level of position and responsibility as those set forth in this Agreement.

Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its “Affiliates” (within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act)) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Interim Chief Executive Officer or, on and following the date a permanent Chief Executive Officer assumes office, the Chief Executive Officer, or his/her designee, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) with Interim Chief Executive Officer or, on and following the date a permanent Chief Executive Officer assumes office, the Chief Executive Officer, or his/her designee approval, serve on the board of directors or similar board of for-profit organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder.  Executive agrees to observe and comply with the rules and policies of the Company and its subsidiaries as adopted by the Company or its Affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).
(d)          Principal Place of Employment.  The Parties agree that Executive's principal office will be the Company’s headquarters in York, Pennsylvania, or such other principal office or offices, as appropriate for the performance of his duties, as mutually agreed by both parties and determined in consultation with the Interim Chief Executive Officer or, on and following the date a permanent Chief Executive Officer assumes office, the Chief Executive Officer, or his/her designee.  The Parties understand that given the nature of Executive’s duties, Executive will be required to travel and perform services at locations other than his principal office from time to time.
2.          Compensation and Related Matters.
(a)          Annual Base Salary.  During the Term, Executive shall receive a base salary at a minimum rate of $600,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment.  Such annual base salary shall be subject to annual review and increase (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).
(b)          Bonus.  With respect to each fiscal year of the Company Executive will be eligible to participate in an annual incentive program established by the Board.  Executive’s annual incentive compensation under such incentive program, (the “Annual Bonus”) shall be targeted at 75% of his Annual Base Salary (the “Target Bonus”), pro-rated for the portion of 2017 on and following the Effective Date, and with the expectation that the bonus will scale upward and downward based on actual performance, as determined by the Board, such that the actual Annual Bonus payable to Executive may be greater than, equal to or less than the Target Bonus.  The Annual Bonus shall be based upon the achievement of Company and/or individual performance metrics as established by the Board.  The Annual Bonus for a fiscal year will be paid no later than the fifteenth day of the third month following the end of such fiscal year.

(c)          Long-Term Incentive.  The Company will grant Executive equity incentive awards (or other long-term incentive compensation) for each fiscal year of the Company after 2017 commencing during the Term.  The grant date fair value, type of award and specific terms and conditions of such awards will be determined by the compensation committee of the Board, but shall be commensurate with Executive’s position and the terms shall be consistent with the terms applicable to similarly situated executives.  In respect of 2017, the Company hereby grants Executive (i) a restricted stock unit award with a grant date fair value for financial accounting purposes as of the Effective Date of $1,025,000 pursuant to the form of award attached hereto as Exhibit A and (ii) a non-qualified stock option award with a grant date fair value for financial accounting purposes as of the Effective Date of $425,000 pursuant to the form of award attached hereto as Exhibit B.
(d)          Employee Benefits.  During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements generally available from time to time to other similarly situated executives of the Company in the jurisdiction of Executive’s principal office location.
(e)          Paid Time Off.  During the Term, Executive shall be entitled to at least twenty five (25) days, on an annualized basis, of paid personal leave in accordance with the Company’s Policies.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
(f)          Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.
3.          Termination.
Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
(a)          Circumstances.
(i)          Death.  Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)          Disability.  If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
(iii)          Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.
(iv)          Termination without Cause.  The Company may terminate Executive’s employment without Cause.
(v)          Resignation from the Company.  Executive may resign Executive’s employment with the Company.

(b)          Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive pursuant to paragraph (a)(v), shall be at least ninety (90) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  In the event of a dispute over Cause, either Party may introduce newly discovered or newly arising evidence in support of or in opposition to the Company’s determination of Cause.
(c)          Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any paid time off that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(f); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (v) except in the case of a termination of Executive’s employment for Cause pursuant to Section 3(a)(iii), any earned but unpaid Annual Bonus for the prior fiscal year.  Except as otherwise expressly required by law (e.g., COBRA (as defined below)) or as specifically provided herein, or in any other plan or arrangement maintained by the Company, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4 or in any other plan or arrangement maintained by the Company, as applicable.
(d)          Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

4.          Severance Payments.
(a)          Termination for Cause, or Resignation.  If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(v) for Executive’s resignation from the Company, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).
(b)          Termination without Cause or Expiration of Term.   If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or Executive’s employment terminates upon expiration of the Term (including any Negotiation Term) by reason of the Company providing the Notice of Non-Renewal then, subject to Executive signing on or before the 50th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in customary and equitable form (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following benefits:
(i)          Company shall pay to Executive, an amount equal to two (2) times the sum of (A) the Annual Base Salary plus (B) the Target Bonus, payable over twenty-four months immediately following the Release’s effective date in equal installments in accordance with the Company’s regular payroll practice following the Date of Termination, until the earlier of (A) twenty-four (24) months after the Release’s effective date or (B) the date the Executive first violates any of the restrictive covenants set forth in Sections 5 or 6 or the provisions of Section 7;
(ii)          Company shall pay to Executive an amount equal to the Annual Bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid had the Executive remained employed for the entire fiscal year in accordance with Section 2(b);
(iii)          Executive’s equity awards which are outstanding on the Date of Termination shall (x) remain outstanding, (y) continue to vest notwithstanding Executive’s termination of employment for a period of twenty-four (24) months following the Date of Termination, and (z) remain exercisable until the earlier of ninety (90) days following the twenty-four (24) month anniversary after the Date of Termination or the date such equity award would have expired had Executive remained in continuous employment;
(iv)          Company shall pay to Executive in a cash lump sum an amount equal to the amount of the premiums Executive would have been required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for twenty-four (24) months following the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage and shall be paid regardless of whether or not Executive elects COBRA continuation coverage;

(v)          Subject to continued payment by Executive of any applicable cost owed by him under the applicable plan, for the twenty-four (24) months following the Date of Termination continuation of life and accidental death and dismemberment benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of termination (in each case, however, subject to any amendments to such arrangements from time to time that are generally applicable to executives of the Company), at no greater cost to Executive than the cost to Executive immediately prior to such date; and
(vi)          For purposes of determining the amount of any benefit payable to Executive and Executive’s right to any benefit otherwise payable under any pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or its Affiliates (“Pension Plan”), and except to the extent it would result in a duplication of benefits under the following sentence, Executive shall be treated as if he had accumulated (after the date of termination) twenty-four (24) additional months of service credit thereunder and had been credited during such period with his compensation as in effect immediately before termination.  In addition to the benefits to which Executive is entitled under any defined contribution Pension Plan, the Company shall pay Executive a lump sum amount, in cash, equal to the sum of (A) the amount that would have been contributed thereto or credited thereunder by the Company on Executive’s behalf during the twenty-four (24) months following his termination (but not including as amounts that would have been contributed or credited an amount equal to the amount of any reduction in base salary, bonus or other compensation that would have occurred in connection with such contribution or credit), determined (x) as if Executive made or received the maximum permissible contributions thereto or credits thereunder during such period, and (y) as if Executive earned compensation during such period at the rate in effect immediately before termination, and (B) the excess, if any, of (x) Executive’s account balance under the Pension Plan as of the date of termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.
Notwithstanding the foregoing but subject to execution and nonrevocation of the Release, the cash lump sum amounts payable pursuant to Section 4(b)(iv) and (vi), shall be paid sixty (60) days after Executive’s Date of Termination.
(c)          Termination in Connection With a Change in Control.  In the event that Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) within twenty-four (24) months following a Change in Control, subject to Executive signing on or before the 50th day following Executive’s Separation from Service, and not revoking, the Release and Executive’s continued compliance with Sections 5 and 6, in lieu of any amounts payable under Section 4(b), then Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following benefits:
(i)          Company shall pay to Executive, an amount equal to two (2) times the sum of (A) the Annual Base Salary plus (B) the Target Bonus, payable in a lump sum (provided that payments shall be made in installments on the Schedule described in

Section 4(b)(i) if the Change in Control does not constitute a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5));
(ii)          Company shall pay to Executive an amount equal to the Annual Bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid had the Executive remained employed for the entire fiscal year in accordance with Section 2(b);
(iii)          Company shall pay to Executive an amount equal to the amount of the premiums Executive would have been required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to COBRA for twenty-four (24) months following the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage and shall be paid regardless of whether or not Executive elects COBRA continuation coverage;
(iv)          Subject to continued payment by Executive of any applicable cost owed by him under the applicable plan, for the twenty-four (24) months following the Date of Termination continuation of life and accidental death and dismemberment benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of termination (in each case, however, subject to any amendments to such arrangements from time to time that are generally applicable to executives of the Company), at no greater cost to Executive than the cost to Executive immediately prior to such date; and
(v)          For purposes of determining the amount of any benefit payable to Executive and Executive’s right to any benefit otherwise payable under any Pension Plan, and except to the extent it would result in a duplication of benefits under the following sentence, Executive shall be treated as if he had accumulated (after the date of termination) twenty-four (24) months of service credit thereunder and had been credited during such period with his compensation as in effect immediately before termination.  In addition to the benefits to which Executive is entitled under any defined contribution Pension Plan, the Company shall pay Executive a lump sum amount, in cash, equal to the sum of (A) the amount that would have been contributed thereto or credited thereunder by the Company on Executive’s behalf during the twenty-four (24) months following his termination (but not including as amounts that would have been contributed or credited an amount equal to the amount of any reduction in base salary, bonus or other compensation that would have occurred in connection with such contribution or credit), determined (x) as if Executive made or received the maximum permissible contributions thereto or credits thereunder during such period, and (y) as if Executive earned compensation during such period at the rate in effect immediately before termination, and (B) the excess, if any, of (x) Executive’s account balance under the Pension Plan as of the date of termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.

Notwithstanding the foregoing but subject to execution and nonrevocation of the Release, the cash lump sum amounts payable pursuant to Section 4(c)(i), (iii), and (v), shall be paid sixty (60) days after Executive’s Date of Termination.
(d)          Termination Upon Death.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i), the Executive’s estate or beneficiary shall be entitled to receive in addition to payments and benefits set forth in Section 3(c) subject to signing on or before the 50th day following Executive’s death, and not revoking, the Release:
(i)          a lump sum payment equal to Executive’s Annual Base Salary as in effect on the date of death;
(ii)          an amount equal to the Annual Bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid had the Executive remained employed for the entire fiscal year in accordance with Section 2(b); and
(iii)          Executive’s equity awards shall vest in full at the Date of Termination, with any performance based awards vesting at the greater of target or actual performance through the Date of Termination.
Notwithstanding the foregoing but subject to execution and nonrevocation of the Release, the cash lump sum amounts payable pursuant to Section 4(d)(i), shall be paid sixty (60) days after Executive’s Date of Termination.
(e)          Termination Upon Disability.  If Executive’s employment shall terminate as a result of or Disability pursuant to Section 3(a)(ii), Executive shall be entitled to receive in addition to the payments and benefits set forth in Section 3(c), subject to signing on or before the 50th day following his Date of Termination, and not revoking, the Release:
(i)          an amount equal to the Annual Bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid had the Executive remained employed for the entire fiscal year in accordance with Section 2(b); and
(ii)          Executive’s equity awards vest in full at the Date of Termination, with any performance based awards vesting at the greater of target or actual performance through the Date of Termination.
(f)          Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 11 and Section 13(i) will survive the termination of Executive’s employment and the expiration or termination of the Term.

(g)          No Mitigation; Payment to Surviving Spouse.  Notwithstanding anything to the contrary in this Agreement, Executive shall not be required to seek other employment or otherwise mitigate any damages resulting from any termination of employment.  In the event of Executive’s death prior to payment of all compensation and benefits due to Executive under Section 3(c) or Section 4 of this Agreement, any remaining compensation and benefits shall be paid to his spouse, if any, or if none as required by laws of succession or intestacy.
5.          Covenants. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information and he will develop goodwill for the Company. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions, for which Executive agrees he received adequate consideration and which Executive acknowledges are reasonable and necessary to protect the legitimate interests of the Company and represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:
(a)          Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world.  Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.
(b)          Executive shall not, at any time during the Restriction Period, directly or indirectly, engage or prepare to engage in any of the following activities: (i) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (ii) contact or solicit, with respect to hiring, or knowingly hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.
(c)          In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)          As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company and shall include (a) designing, developing, distributing, marketing or manufacturing dental products or (b) any other process, system, product or service marketed, sold or under development by the Company at any time during Executive’s employment with the Company; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending twenty-four (24) months following the Date of Termination for any reason.
(e)          Executive agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the Company and its Affiliates, including any of its services, technologies, products, processes or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  The Company agrees, on its behalf and on behalf of its Officers and Directors, to refrain from Disparaging Executive.  Nothing in this paragraph shall preclude Executive or the Company (as applicable) from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce Executive's or the Company’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn or are reasonably likely to impugn the character, integrity, reputation or abilities of the entities, persons, services, products, technologies, processes or practices listed in this Section 5(e).
(f)          Executive agrees that during the Restriction Period, Executive will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.
(g)          Notwithstanding anything to the contrary contained in this Agreement, if and to the extent requested by the Company during the period commencing on the Date of Termination and ending at the end of the Restriction Period, Executive agrees to provide to the Company up to five (5) hours of consulting services per month, on an “as needed” basis at times and in a manner that is mutually convenient.  Executive shall not receive any additional compensation for the provision of these consulting services if he is receiving the severance benefits otherwise payable pursuant to Section 4 in connection with Executive’s services rendered during the Term. If Executive is not receiving severance, the Company and Executive shall agree on a mutually acceptable fee arrangement.
6.          Nondisclosure of Proprietary Information.
(a)          Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible, intangible or electronic form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment)  (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public or general industry knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a).  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.
(b)          Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property (in whatever form) concerning the Company’s customers, business plans, marketing strategies, products, property, processes or Confidential Information.
(c)          Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.
(d)          As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.
(e)          Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c)), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer of Executive, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain Confidential Information.

(f)          Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive understands that if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that Executive has with the Company Group, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that Executive has with the Company Group shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
7.          Inventions.
All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business (as defined in Section 5(d)), whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.  During the Restriction Period, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its Affiliates’) worldwide right, title and interest in and to Inventions and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
8.          Injunctive Relief.
It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5-6 or 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5-6 or 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

9.          Maximum Payment Limit.  If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code.  In the event that the payments and/or benefits are to be reduced pursuant to this Section 9, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 9 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All determinations required to be made under this Section 9 shall be made by the Company’s independent public accounting firm, or by another advisor mutually agreed to by the parties, which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a payment or benefit subject to this Section 9, or such earlier time as is requested by the Company.
10.          Clawback Provisions.
Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Policy, law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Policy, law, government regulation or stock exchange listing requirement.
11.          Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to a United States subsidiary of the Company that is the main operating company of the Company (or the principal employer of employees of the Company and its subsidiaries) in the United States or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable Company benefit plans or arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
12.          Certain Definitions.
(a)          Affiliate.  “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
(b)          Beneficial Owner.  “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act.
(c)          Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:
(i)          a majority of the members of the Company’s Board of Directors, excluding Executive as applicable, determining that (a) Executive has committed an act of fraud against the Company, or (b) Executive has committed an act of malfeasance, recklessness or gross negligence against the Company that is materially injurious to the Company or its customers; or
(ii)          a majority of the members of the Company’s Board of Directors, excluding Executive as applicable, determining that Executive materially breaching the terms of this Agreement; or
(iii)          Executive’s indictment for, or conviction of, or pleading no contest to, a felony or a crime involving Executive’s moral turpitude.
Notwithstanding the foregoing, clauses (i) – (iii) shall not constitute “Cause” unless and until the Company has: (x) provided Executive, within 60 days of any Company director’s knowledge of the occurrence of the facts and circumstances underlying such Cause event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (y) provided Executive with an opportunity to cure the same (if curable) within 30 days after the receipt of such notice.
(d)          Change in Control.  “Change in Control” shall mean an event set forth in any one of the following paragraphs shall have occurred following the Effective Date:
(i)          any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities ac-quired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (2) of paragraph (iii) below; or
(ii)          the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)          there is consummated a merger or consolidation of the Company (or any direct or indirect parent or subsidiary of the Company) with any other company, other than (1) a merger or consolidation which would result in the Beneficial Owners of the voting securities of the Company outstanding immediately prior thereto continuing to  own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, more than 50% of the combined voting power of the voting securities of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof outstanding immediately after such merger or consolidation, (2) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (3) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s, a surviving entity’s or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent’s then outstanding securities; or
(iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(e)          Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.
(f)          Disability.  “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees,  “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company (or its insurers).  Any unreasonable refusal by Executive to submit to a medical examination for the purpose of determining Disability within a reasonable period following a written request by the Company (or its insurers) shall be deemed to constitute conclusive evidence of Executive’s Disability.
(g)          Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(h)          Person.  “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their owner-ship of Common Shares of the Company.
13.          Miscellaneous Provisions.
(a)          Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of State of Pennsylvania without reference to the principles of conflicts of law of the State of Pennsylvania or any other jurisdiction, and where applicable, the laws of the United States.
(b)          Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)          Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company, to the attention of the General Counsel at its headquarters,

(ii)          If to Executive, at the last address that the Company has in its personnel records for Executive, or
(iii)          At any other address as any Party shall have specified by notice in writing to the other Party.
(d)          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.
(e)          Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral (including, without limitation, the Prior Agreement).  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(f)          Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company (other than Executive).  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company (other than Executive) may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(g)          Construction.  This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h)          Arbitration.  If any dispute or controversy arises under or in connection with this Agreement, is not resolved within a commercially reasonable time not to exceed sixty (60) days, then such dispute or controversy shall be settled exclusively by arbitration, conducted before a single neutral arbitrator at a location mutually agreed between the Company and Executive within the state of the Company’s headquarters at such time in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”) then in effect, in accordance with this Section 13(h), except as otherwise prohibited by any nonwaivable provision of applicable law or regulation.  The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 13(a).  Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that either Party shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring the other Party to post a bond.  Unless the parties otherwise agree, only individuals who are on the JAMS register of arbitrators shall be selected as an arbitrator.  Additionally, except upon showing of cause each party shall have the right to propound no more than 10 special interrogatories and requests for admission, and to take the deposition of one individual and any expert witness designated by the other party.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction.  In the event action is brought pursuant to this Section 13(h), the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law.  If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses.  Both Executive and the Company expressly waive their right to a jury trial.  Nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement.  This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.  The Company may also enjoin by Court action any breach of Sections 5-6 or 7 as permitted by Section 8.
(i)          Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(j)          Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold or by its Policies it customarily withholds. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(k)          Section 409A.
(i)          General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(ii)          Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Sections 4(b)-(e) shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”).  Any lump sum payment or installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and any remaining installment payments shall be made as provided in this Agreement.
(iii)          Specified Employee.  Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein.
(iv)          Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)          Tax Gross Up Payments.  Any tax gross-up payments to which Executive is entitled hereunder shall be paid to Executive no later than December 31 of the year next following the year which Executive remits the related tax payments to the applicable tax authorities, including the amount of additional taxes imposed upon Executive due to the Company’s reimbursement of the taxes on the compensation subject to the tax gross up.
(vi)          Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
14.          Executive Acknowledgement.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.
DENTSPLY SIRONA Inc.

By:	/s/ Mark Thierer
Mark Thierer
Interim Chief Executive Officer DENTSPLY SIRONA Inc.

EXECUTIVE

By:	/s/ Nicholas W. Alexos
Nicholas W. Alexos

Exhibit A
FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT

Dear Nick:

Pursuant to the terms and conditions of the Company's 2016 Omnibus Incentive Plan (the “Plan”) and the Employment Agreement by and between you and the Company entered into as of October 10, 2017, you have been granted an award of restricted stock units (“RSUs”) as outlined below (“Award”) (any capitalized terms used but not defined herein shall have the definitions given to such terms in the Plan).
Granted To:	Nick Alexos	Grant Date: October 10, 2017

Number of RSUs:	<shares_awarded>

Vesting Schedule/Date:
Shares will vest on the third anniversary of the Grant Date, provided you are continuously employed by the Company in the period commencing on the Grant Date and ending on such third anniversary; provided, further, the RSUs will vest, and the restrictions with respect to the RSUs shall lapse, (i) in the event of your termination of employment by reason of your death or Disability, or (ii) upon the satisfaction of any other conditions as imposed by the Company.

This Award shall not entitle you to any rights of a stockholder except and to the extent that the Award is settled by the issuance of shares of Common Stock to you.  The RSUs shall remain forfeitable at all times prior to the date on which they vest (the “Restricted Period”).
Prior to the date on which the Award vests, the Company shall credit to you, on each date that the Company pays a cash dividend to holders of Common Stock generally, Dividend Equivalent Rights (“DERs”) equal to the total number of whole RSUs and the associated DERs previously credited to you under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional amount resulting from such calculation shall be included in the DERs.  The DERs so credited shall be subject to the same terms and conditions as the RSUs to which such DERs relate and the DERs shall be forfeited in the event that the RSUs with respect to which such DERs were credited are forfeited.
No shares of Common Stock shall be issued to you prior to the date on which the RSUs vest. As soon as administratively feasible after any RSUs and DERs have vested, the Company shall issue to you (which may be in book-entry form) one share of Common Stock in payment of each such vested whole RSU and DER (subject to tax withholding, as applicable, on such vested shares, and any deferral election authorized by the Committee).
You may not sell, pledge or otherwise transfer the RSUs or any rights under this Award during the Restricted Period.  The Plan is incorporated herein by this reference.
ACKNOWLEDGMENT
By my electronic signature, I hereby acknowledge receipt of this Award as of the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.

Exhibit B
FORM OF STOCK OPTION GRANT AGREEMENT

Dear Nick:

Pursuant to the terms and conditions of the Company's 2016 Omnibus Incentive Plan (the “Plan”) and the Employment Agreement by and between you and the Company entered into as of October 10, 2017, you have been granted a Non-Qualified Stock Option to purchase [____] shares of Common Stock as outlined below (“Award”) (any capitalized terms used but not defined herein shall have the definitions given to such terms in the Plan).
Grant Date:	October 10, 2017

Number of Shares Granted:	[_____]

Exercise Price:	$57.57

Expiration Date:	October 10, 2027

Vesting Schedule:	One-third per year for 3 years

These stock options will vest one-third per year for three (3) years, provided you are continuously employed by the Company in the period commencing on the Grant Date and ending on such respective anniversary; provided, further, the stock options will vest in full (i) in the event of your termination of employment by reason of death or Disability or (ii) upon the satisfaction of any other conditions as imposed by the Company.
ACKNOWLEDGMENT
By my electronic signature, I hereby acknowledge receipt of this Award as of the date shown above, which has been issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.

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